Form 10-K, Exhibit 13
period 2005-09-30
Crusade Global Trust No. 1 of 2005
filed 2005-12-28
CIK 1320379

EXHIBIT 13.1

Noteholders Report

Crusade Global Trust No. 1 of 2005

Aggregate Totals For Fiscal Year 16 Mar 2005 to 30 Sept 2005

Notes

	FV Outstanding (USD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A1 Notes	556,704,788.25	92.784131%	3.94563%
	FV Outstanding (EUR) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A2 Notes	510,312,722.61	92.784131%	2.1960%
	FV Outstanding (AUD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A-3 Notes	788,665,116.72	92.784131%	5.7750%
Class B Notes	32,100,000.00	100.000000%	5.9150%
Class C Notes	10,300,000.00	100.000000%	6.0150%

Notes

	Interest Payments (USD)	Principal Distribution (USD)	Charge Offs (USD)
Class A-1 Notes	10,059,938.21	43,295,211.75	0.00
	Interest Payments (EUR)	Principal Distribution (EUR)	Charge Offs (EUR)
Class A-2 Notes	6,142,406.77	39,687,277.40	0.00
	Interest Payments (AUD)	Principal Distribution (AUD)	Charge Offs (AUD)
Class A-3 Notes	25,265,699.05	61,344,883.28	0.00
Class B Notes	991,872.59	0.00	0.00
Class C Notes	323,541.40	0.00	0.00

Principal Collections Information in AUD

Scheduled Principal Payments	23,791,717.39
Unscheduled Principal Payments	185,532,196.40
Redraws	20,050,711.91

Principal Collections	189,273,201.88

Total Available Principal in AUD

Principal Collections	189,273,201.88
Principal Charge Offs	0.00
Principal Draw	-10.555,618.13
Reimbursement of Principal Draw	3,491,788.94

Total Available Principal	182,209,372.69
Outstanding Principal Draws	7,063,829.19

Principal Distributed	182,209,372.69
Principal Retained	0.00

Total Available Funds in AUD

Available Income	82,135,782.38
Principal Draw	10,555,618.13
Reimbursement of Principal Draw	3,491,788.94
Liquidity Draw	0.00

Total Available Funds	92,691,400.51

Redraw & Liquidity Facilities in AUD

Redraw Shortfall	0.00
Redraw Carryover Charge Offs	0.00

Liquidity Draw	0.00
Liquidity Shortfall	0.00